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                                                                   Exhibit 114.A

TROPICAL SPORTSWEAR INT'L CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE AND SCOPE

Since our founding, we have insisted that all of our employees maintain the highest level of integrity in their dealings with us and on our behalf, including dealings with our banks, with our stockholders, with our customers and suppliers and with other persons and entities with whom we do business.

This Code of Business Conduct and Ethics is intended to document the principles of conduct and ethics to be followed by our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and our Chief Accounting Officer. Its purpose is to deter wrongdoing and to promote:

     - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - Full, fair, accurate, timely, and understandable disclosure in the reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

     -   Compliance with applicable governmental laws, rules and regulations;

     - The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

     -   Accountability for adherence to the Code.

We expect all of our directors, officers and employees to comply at all times with the principles in this Code. A violation of this Code by you is grounds for disciplinary action up to and including discharge and possible legal prosecution.

This Code does not summarize all of our policies. You must also comply with our other policies set out in our policy manual and elsewhere.

FAIR DEALING

     - You must at all times deal fairly with our customers, suppliers, competitors and employees. o While we expect you to try hard to advance our interests, we expect you to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

     - You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair-dealing practice.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS (INCLUDING INSIDER TRADING LAWS)

     - You must at all times comply with the letter and spirit of all applicable laws, rules and regulations. This includes, without limitation, laws covering copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign

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         corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.

     - You are strictly prohibited from trading in our stock or other securities while in possession of material, nonpublic information about our Company. In addition, you are strictly prohibited from recommending, "tipping" or suggesting that anyone else buy or sell our stock or other securities, on the basis of material, nonpublic information. Please carefully read our Insider Trading Policy in full and contact our Chief Financial Officer if you have questions about it.

ACCURACY OF BOOKS AND RECORDS

     - You must honestly and accurately report all business transactions. You are responsible for the accuracy of your records, time sheets and reports. Accurate information is essential to our ability to meet legal and regulatory obligations.

     - All Company books, records and accounts must accurately reflect the true nature of the transactions they record.

     - Company financial statements shall conform to generally accepted accounting rules and our accounting policies.

     - No undisclosed or unrecorded account or fund shall be established for any purpose.

     - No false or misleading entries shall be made in Company books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation or for any purpose other than as described in the documents.

     - If you believe that Company books and records are not being maintained in accordance with these requirements, you should report the matter to your supervisor or our Chief Financial Officer.

CONFLICTS OF INTEREST

     - You must avoid conflicts of interest or the appearance of conflicts of interest.

     - A "conflict of interest" occurs when your private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole.

         Conflict situations include:

         (1) When you, or a member of your family, will benefit personally from something you do or fail to do that is not in the best interests of the Company;

         (2) When you take actions or have interests that may make it difficult to perform your Company work objectively and effectively; and

         (3) When you, or a member of your immediate family, receive improper personal benefits as a result of your position in the Company.

     - It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our Chief Financial Officer or, if you are an executive officer or director, to the Board of Directors, which shall be responsible for determining

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         whether such transaction or relationship constitutes a conflict of interest.

LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

     - We will not, directly or indirectly, extend or maintain credit, or arrange for an extension of credit, in the form of a personal loan to or for any executive officer or director.

CORPORATE OPPORTUNITIES

     -   You must not:

         (1) take for yourself personally any opportunity of which you become aware, or to which you obtain access, through the use of corporate property, information or position;

         (2) make it possible for somebody other than the Company to take advantage of an opportunity in any of our areas of business of which you become aware in the course of your activities on behalf of the Company, unless we have expressly decided not to attempt to take advantage of the opportunity;

         (3) otherwise use corporate property, information, or position for personal gain; or

         (4) compete with us generally or with regard to specific transactions or opportunities.

     - You owe a duty to us to advance our legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

     - You must maintain the confidentiality of all information that we, or our customers, have entrusted to you, except when disclosure is authorized or legally mandated.

     - Confidential information includes all information that may be of use to our competitors, or that could be harmful to us or our customers, if disclosed.

     - You must comply with all confidentiality policies adopted by us from time to time, and with confidentiality provisions in agreements to which you or we are parties.

PROTECTION AND PROPER USE OF COMPANY ASSETS

     - You will in all practicable ways protect our assets and ensure their efficient use.

     - Theft, carelessness and waste have a direct impact on our profitability. All Company assets should be used only for legitimate business purposes.

CHANGE IN OR WAIVER OF THE CODE

     -   Any waiver of any provision of this Code must be approved.

     - With regard to any waiver of any provision of this Code for a director or executive officer, such waiver must be approved by the Board of Directors and disclosed on a Form 8-K within 5 days.

     - With regard to any employee who is not an executive officer or director of our Company, by the employee's supervisor or such other person as is designated by our Chief Executive Officer.

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         -        Any waiver of provisions of this Code will be reported in
                  filings with the SEC and otherwise reported to our stockholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange or securities quotation system on which our securities are listed or quoted.

COMPLIANCE

         - You must report promptly any violations of this Code (including any violations of the requirement of compliance with law). Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

         - Normally, a possible violation of this Code by an employee other than an officer of our Company should be reported to the supervisor of the employee who commits the violation. However, any employee may anonymously report any possible violation to our whistle blower's hotline at:

                  Company: EthicsPoint
                  Phone #: 866-297-0224
                  Website: www.ethicspoint.com

         - A possible violation of this Code by a director or an officer should be reported to our Chief Financial Officer. If you believe that in a particular situation it would not be appropriate to report a possible violation by a director or officer to the Chief Financial, you may report the possible violation to our Chief Executive Officer, to the Chairman of the Audit Committee of our Board of Directors, or to any other officer or director of our Company to whom you believe it would be appropriate to report the possible violation.

         - If you report a possible violation of this Code by another person, your identity will be kept o confidential, except to the extent that you consent to be identified or your identification is required by law.

         - Possible violations may be reported orally or in writing and may be reported anonymously.

         - We will not allow retaliation for reports of possible violations made in good-faith.

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CODE OF BUSINESS CONDUCT AND ETHICS

ACKNOWLEDGEMENT FORM

I have received and read the Code of Business Conduct and Ethics (the "Code") of Tropical Sportswear Int'l Corporation (the "Company"), and I understand its contents. I agree to comply fully with the standards contained in the Code and the Company's related policies, procedures and guidelines. I understand that I have an obligation to report any suspected violations of the Code that I am aware of. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

                                  Printed Name  __________________________
                                  Signature     __________________________
                                  Date          __________________________

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